Exhibit 99.1

4Front Partners with The Weldon Project and Joins the Mission [Green] Alliance to Further Federal Cannabis Reform

Implements Mission [Green]'s Round Up for Cannabis Reform program across growing Mission dispensary footprint

As of October 1, customers at Mission dispensaries can round up their purchase to the nearest dollar in support of federal cannabis reform

PHOENIX, Ariz., Sept. 26, 2023 /CNW/ - 4Front Ventures Corp. (CSE: FFNT) (OTCQX: FFNTF) ("4Front" or the "Company"), a vertically integrated, multi-state cannabis operator and retailer, announced that it has partnered with The Weldon Project, a non-profit dedicated to driving social change and furthering federal cannabis reform for those incarcerated for non-violent cannabis-related offenses. Through this partnership, 4Front has joined the non-profit's Mission [Green] Alliance, an industry-wide collaboration in support of the nationwide campaign Round Up for Cannabis Reform. The program allows customers to round up their purchase to the nearest dollar at the point of sale at all Mission dispensaries to donate to The Weldon Project and Mission [Green], as of October 1, 2023. Proceeds will go toward advocacy efforts for legislative reform at the federal level, including congressional outreach initiatives.

The Weldon Project was founded by leading criminal justice reform advocate Weldon Angelos, after serving 13 years for a low-level, non-violent cannabis-related offense. Since its founding, the non-profit has launched several instrumental advocacy campaigns for federal reform and cannabis clemency, as well as provided financial relief and support services, such as legal counsel and re-entry programs, for those impacted by cannabis prohibition. Notably, earlier this year, Weldon Angelos and The Weldon Project's advocacy efforts were influential in the compassionate release of Luke Scarmazzo, who served 14 years of a 22-year sentence for lawfully operating a medical cannabis dispensary.

"We are proud to partner with The Weldon Project and Mission [Green] to advance their incredibly important initiative to support those who have been unjustly affected by the War on Drugs," said Leo Gontmakher, Chief Executive Officer of 4Front. "As an operator, it is our responsibility to do everything in our power to back organizations that challenge outdated systems and beliefs that have impacted the lives of so many Americans. The first and arguably the most important step to driving meaningful change in our industry is empowering those who have suffered at the hands of our criminal justice system while others have benefitted. We look forward to working with Weldon and the amazing team at The Weldon Project and Mission [Green] on a number of advocacy efforts, as well as being able to support the Round Up for Cannabis Reform program on an even greater level as we continue to expand our Mission dispensary network."

To learn more about The Weldon Project and Mission [Green], visit https://www.theweldonproject.org/.

About 4Front Ventures Corp.

4Front Ventures Corp. ("4Front" or the "Company") (CSE: FFNT) (OTCQX: FFNTF) is a national, vertically integrated multi-state cannabis operator that owns or manages operations and facilities in strategic medical and adult-use cannabis markets, including California, Illinois, Massachusetts, Michigan, and Washington. Since its founding in 2011, 4Front has built a strong reputation for its high standards and low-cost cultivation and production methodologies earned through a track record of success in facility design, cultivation, genetics, growing processes, manufacturing, purchasing, distribution, and retail. To date, 4Front has successfully brought to market more than 20 different cannabis brands and over 1800 products, which are strategically distributed through its fully owned and operated Mission dispensaries and retail outlets in its core markets. As the Company continues to drive value for its shareholders, its team is applying its decade of expertise in the sector across the cannabis industry value chain and ecosystem. For more information, visit https://4frontventures.com/.

About Mission [Green]

Mission [Green] is an initiative of The Weldon Project ("TWP"), a 501(c)(3) non-profit organization that works directly with lawmakers, advocacy groups, incarcerated individuals, and the White House on a broad range of criminal justice issues and advocates on behalf of currently or formerly incarcerated drug offenders who were sentenced to prison for nonviolent drug offenses. The Mission [Green] initiative raises the bar for awareness and social justice by providing unique ways for cannabis businesses and consumers to participate in a nationwide campaign aimed to provide relief to those who have been negatively impacted by prohibition. Mission [Green]'s cannabis clemency program is designed to secure the release of those serving prison time for cannabis-related offenses, as well as to pave the road for pardons or expungements so that those who have been affected can move forward with their lives. Mission [Green] is led by socially conscious leaders who have been affected by the justice system and have firsthand experience with the issues that they are seeking to solve. Those who have been most harmed by the system are particularly positioned to develop and promote ideas that will begin to change it. You can learn more online at www.theweldonproject.org, www.projectmissiongreen.org.

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SOURCE 4Front Ventures Corp.

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For further information: 4Front Investor Contacts, Andrew Thut, Chief Investment Officer, IR@4frontventures.com, 602 633 3067; Courtney Van Alstyne, MATTIO Communications, courtney@mattio.com, 647 548 9032; 4Front Media Contacts, MATTIO Communications, 4front@mattio.com

CO: 4Front Ventures Corp.

CNW 08:00e 26-SEP-23